SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(I)(1) and 0-11.

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applies:________________________________________________________

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applies:________________________________________________________

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computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
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[   ]  Fee paid previously with preliminary materials.

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Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule
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     (4)  Date Filed:___________________________________________

                         PROXY STATEMENT
                                OF
          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                        IN CONNECTION WITH
               A SHAREHOLDER SOLICITATION REGARDING
         THE ELECTION OF TWO INDEPENDENT COMMON DIRECTORS
                               AND
    THREE SHAREHOLDER PROPOSALS RECOMMENDING THAT MAXXAM INC.
(1) PERMIT CUMULATIVE VOTING IN THE ELECTION OF COMMON DIRECTORS,
          (2) DECLASSIFY ITS BOARD OF DIRECTORS SO THAT
             GENERAL DIRECTORS ARE ELECTED ANNUALLY
                               AND
         (3) PROVIDE THAT A MAJORITY OF ALL BOARD MEMBERS
               ARE INDEPENDENT OF MAXXAM MANAGEMENT


                                                     May 9, 2000


     The Committee of Concerned Maxxam Shareholders (the "Committee") furnishes this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting (the "Annual Meeting") of shareholders of Maxxam Inc. ("Maxxam" or the "Company") to be held at 8:30 A.M. on Wednesday, May 24, 2000, at The Power Center, 12401 South Post Oak, Houston, Texas, or at any postponement or rescheduling thereof. Copies of the Proxy Statement and form of proxy are being mailed by the Committee to shareholders on or about May 9, 2000.

     Members of the Committee are The Rose Foundation for Communities and the Environment (the "Rose Foundation") and the United Steelworkers of America ("USWA"). They, along with Abner
J. Mikva and Paul Simon, the independent candidates for Common Director, may be deemed participants in this solicitation, and they collectively hold 0.016% of the common stock and 0.008% of the common and preferred stock, aggregated together for voting purposes (see "Solicitation" and "Voting Rights" below).

Dear Fellow Maxxam Shareholder:

     The Committee of Concerned Maxxam Shareholders is seeking your support because the Committee believes that Maxxam is a company in trouble.

     Maxxam reported net losses of $57.2 million in 1998. In 1999, Maxxam posted an operating loss of $51.5 million and would have shown an overall net loss for a second straight year, but for a one-time $239.8 million gain on the sale of Headwaters Timberlands, as well as a pre-tax $85 million gain on insurance proceeds collected following the 1999 explosion of an alumina production facility operated by Kaiser Aluminum Corp. ("Kaiser"), a Maxxam subsidiary.

     Maxxam's stock price dropped 43% over the year ending March 31, 2000, during which period the S&P 500 index rose 16.5%. Over the past year Maxxam also underperformed its industry peers.
This 43% decline compares unfavorably with a 56.9% increase in the S&P aluminum index, a 7.4% increase in the S&P paper and forest products index and a 6.7% percent decline in the S&L real estate investment trust ("REIT") index over the same period.

     Poor performance has been a problem for more than the past year. The table below summarizes Maxxam's performance over the last one, two, three, four and five years, compared with the performance of the S&P 500; the S&P aluminum index (Kaiser Aluminum Corp., Maxxam's 63%-owned subsidiary, accounted for 88 percent of revenues in 1999); the S&P paper and forest products index (Maxxam's forest products subsidiaries, Pacific Lumber Co. and Britt Lumber Co., accounted for eight percent of 1999 revenues); and the S&P REIT index (Maxxam's real estate operations accounted for 2% of 1999 revenues), which index began in 1997.



MAXXAM SHARE PERFORMANCE COMPARED TO THE S&P 500 AND INDUSTRY
PEERS
                                            S&P Paper
                                            and
                         S&P      S&P       Forest     S&P
                         500      Aluminum  Products   REIT
               Maxxam    Index    Index     Index      Index

1 Year Return  -43.4%     16.5%    56.9%     7.4%       -6.7%
2 Year Return  -53.5%     36.0%    58.6%    -1.7%      -32.8%
3 Year Return  -37.0%     97.9%    55.1%    21.5%      -25.0%
4 Year Return  -43.0%    129.2%    66.2%    19.5%      n.a.
5 Year Return   -1.3%    199.3%   122.7%    24.7%      n.a.

Source: Bloomberg News Service.  Notes: Data as of market close,
March 31, 2000. Returns summary takes into account share/index price return, but does not include dividends issued to shareholders.


     Thus, a $10,000 investment in Maxxam on March 31, 1995 would have been worth $9870 on March 31, 2000. A comparable investment
(exclusive of dividends) in the S&P 500, the S&P aluminum index, and the S&P paper and forest products fund would have been worth
$29,929, $22,272 and $12,470, respectively.

      In two consecutive rankings, BUSINESS WEEK listed Maxxam on its roster of "The Worst Boards of Directors" in America. In its December 8, 1997 issue, Maxxam's board was voted the 10th worst and called a "tiny board with little business experience dominated by CEO" Charles Hurwitz. In its January 24, 2000 issue,
Maxxam's board was ranked the 12th worst and described as a "small, cozy board dominated by CEO. Makes repeat showing on worst list." FORTUNE magazine, in its April 17, 2000 issue placed Maxxam on its list of the six worst boards, citing the Company's "depressing performance" and poor corporate governance practices. The magazine CORPORATE BOARD MEMBER (Autumn 1999) named Maxxam's board one of five "Lollapa-losers." (Consent of authors and publications not sought or obtained.)

     The Committee believes that concentration of control in the hands of Maxxam CEO Charles Hurwitz and a small number of Maxxam's preferred stockholders may result in policies that depress the value of common stock and threaten Maxxam's long-term financial success. The Committee also believes that any resolution of Maxxam's many problems will require the participation of truly independent "Common Directors" -- those directors elected solely by the

                                 2

holders of Maxxam common stock   who are committed to
representing the long-term interests of Maxxam common stockholders and to increasing the value of Maxxam common stock.

     To this end, the Committee proposes the following:

     1. Electing Abner J. Mikva and Paul Simon, both independent nominees, to serve on Maxxam's board as two of the three directors chosen by the holders of common stock.

     Abner J. Mikva is currently a visiting professor at the College of Law at the University of Illinois. He was previously Counsel to the President of the United States, Chief Judge of the United States Court of Appeals for the District of Columbia Circuit and a Member of Congress from Illinois.

     Paul Simon is currently director of the Public Policy Institute at Southern Illinois University and a professor of public policy and journalism. He also serves on the board of directors of the Chicago Mercantile Exchange and of Penn-America Group, Inc. He served two terms as a United States Senator from Illinois and was also the Lieutenant Governor of Illinois and a Member of Congress from that State. He previously built a chain of 13 newspapers in southern and central Illinois.

     2.  Adopting three shareholder proposals:

     (a) a resolution requesting that the board of directors provide for cumulative voting in the election of Common Directors
(the "Cumulative Voting Proposal");

     (b) a resolution requesting that the board of directors provide for the annual election of the "General Directors," i.e., those directors who are elected by the holders of Maxxam common stock and preferred stock, voting together (the "Declassified Board Proposal"); and

     (c) a resolution requesting that the board of directors take steps to provide that a majority of all board members shall be independent of the Company (the "Independent Board Proposal").

     The Committee urges all shareholders to attend the meeting in person. If you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed BLUE proxy card, and return it in the postpaid envelope as promptly as possible. By returning the enclosed BLUE proxy card, shareholders will be able to vote on the nomination of Abner J. Mikva and Paul Simon to serve as two of the three Common Directors, to be elected by the holders of common shares in lieu of two of the three individuals nominated by the Company. Shareholders will also be able to use the BLUE card to vote on the Cumulative Voting Proposal, the Declassified Board Proposal, and the Independent Board proposal.

      PLEASE SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE
PROXY CARD TO:

                    COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                    c/o Ellen Philip Associates
                    P.O. Box 1997
                    New York, N.Y.   10117-0024


                          VOTING RIGHTS

      The Company's board of directors has fixed the close of business on March 31, 2000 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only holders of record of the 6,913,951 shares of common stock (the "common stock") and the 668.510 shares of Class A $.05 non-cumulative participating convertible preferred stock (the "preferred stock") are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote, and each share of preferred stock is entitled to ten votes on such matters as may properly come before the Annual Meeting or any adjournments thereof. The holders of common stock, voting separately as a class, will also be entitled to elect three Common Directors.

         PRIOR SOLICITATIONS BY CERTAIN COMMITTEE MEMBERS

     In 1999, the Committee conducted an independent proxy solicitation on behalf of Mr. Mikva and another candidate and in favor of resolutions similar to the Cumulative Voting and Declassified Board Proposals being offered this year. In addition the Rose Foundation (a Committee member), along with Jill Ratner, its president, and Thomas W. Little, its executive director, were sponsors of a cumulative voting resolution similar to the one submitted this year by the As You Sow Foundation and John C. Harrington, who were also sponsors of that 1999 resolution. In 1998, Ms. Ratner and Mr. Little, along with the California Public Employees Retirement System ("CalPERS"), sponsored the Declassified Board Proposal that Brent Blackwelder has submitted for consideration by the shareholders this year.
In 1997, Ms. Ratner, Mr. Little, and the As You Sow Foundation conducted an independent proxy solicitation on behalf of two other independent candidates for Common Director, as well as a shareholder resolution asking the Company to sell or trade its properties within the 60,000 acre Headwaters Forest area in northern California to a government agency or conservation organization for appropriate consideration.


                  ELECTION OF DIRECTORS (ITEM 1)

     The Company's Restated Certificate of Incorporation currently provides for three classes of directors having staggered terms of office, with directors of each class to be elected by the holders of the Company's common stock and preferred stock, voting together as a single class, for terms of three years and until their respective successors have been duly elected and qualified. The Company's Restated Certificate of Incorporation also provides that so long as any shares of the preferred stock are outstanding, the holders of common stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect, for terms of one year, at each annual meeting, the greater of (I) two directors, or (ii) that number of directors (rounded up to the nearest whole number) to be in office subsequent to such annual meeting.

      The Company currently has two categories of director:
General Directors, who are elected by the holders of common stock and preferred stock, voting together, and who are elected to three year terms, and Common Directors, who are elected solely by the holders of common stock to one year terms.

      Until recently, the board of directors had five members, consisting of three General Directors, one of whom is elected each year to a three-year term, and two Common Directors, both of whom are elected annually to one-year terms. In March 2000 the Company increased the size of the board of directors from five members to seven so that henceforth there will be four General Directors and three Common Directors. All five incumbents remain in office, and the Company has nominated one additional General Director and one additional Common Director for election by the shareholders. The shareholders are thus being asked this year to elect two General Directors (one incumbent and one new nominee) to serve until 2003, as well as three Common Directors (two
incumbents and one new nominee) to serve until 2001.   As newly
configured, a majority of the board of directors will be elected each year (three Common Directors plus one or two General Directors).

     The Committee's members have nominated Abner J. Mikva and Paul Simon to serve on the board of directors of Maxxam Inc. as two of the three Common Directors to be chosen by the holders of common stock, because the Committee members believe that Maxxam needs effective independent voices at this time. Messrs. Mikva and Simon were also nominated by investment advisor Alan Russell Kahn, although Mr. Kahn is not a participant in the present solicitation within the meaning of Item 4 of Reg. 240.101 promulgated pursuant to the Securities and Exchange Act of 1934, as amended. Both nominees have consented to serve if elected.

     The Committee believes that Messrs. Mikva and Simon would be the type of independent, effective directors that Maxxam needs now more than ever. Committee members have nominated them because of their experience, judgment and integrity, as well as their commitment to protecting shareholder interests and increasing shareholder value, as we explain more fully in the following section.

     Abner J. Mikva has a broad range of experience as a lawyer, an elected representative, a judge and a mediator. He served five consecutive terms in the Illinois legislature and then served as a Member of Congress from 1969 to 1973 and again from 1975 until 1979, when he was appointed to be a judge of the United States Court of Appeals for the District of Columbia Circuit. He served on that court until 1994, including service as Chief Judge from 1991 to 1994. He then served as Counsel to the President of the United States from October 1, 1994 until November 1, 1995. Judge Mikva, 74, is currently a visiting professor at the College of Law of the University of Illinois and a senior fellow at the Institute of Government and Public Affairs at that University. He also engages in arbitration and mediation with JAMS/Endispute, a national dispute resolution firm. His address is 815 Van Buren Street, Suite 525
(MC-191), Chicago, Illinois   60607.  He is beneficial owner of
50 shares of Maxxam common stock, purchased on March 17, 2000 and held in street name.

     Paul Simon served in the United States Senate from 1985 to 1997, where his committee assignments included the Budget and Judiciary Committees. Prior to his election to the Senate, Mr. Simon served ten years in the United States House of Representatives, one term as Lieutenant Governor of the State of Illinois and fourteen years in the Illinois legislature. Senator Simon currently serves on the board of Penn-America Insurance and also serves on the board of the Chicago Mercantile Exchange. He has extensive experience in the publishing industry, where he began his career as an editor and publisher and built a chain of thirteen newspapers throughout southern and central Illinois before selling the chain in 1966. Senator Simon, 71, is the founder and director of the Public Policy Institute at Southern Illinois University, and a professor of public policy and journalism. His address is 1231 Lincoln Drive, Southern Illinois University, Carbondale, Illinois 62901. He is the beneficial owner of 100 shares of Maxxam, Inc. stock, purchased on March 20, 2000 and held in street name.

     For the reasons stated more fully in the following section, the Committee believes that Messrs. Mikva and Simon should be chosen by the holders of common stock as our Common Directors in lieu of any of the three nominees presented in the Company's Proxy Statement for these three positions (Robert J. Cruikshank, Stanley D. Rosenberg and Michael J. Rosenthal). The Company's 2000 Proxy Statement (incorporated herein by reference) sets forth the names and ages of these nominees for Common Director and of J. Kent Friedman and Ezra J. Levin, the board's nominees for General Director, and describes the principal business experience of each, as well as the year each first held Company office and/or served as a director, the number of shares each beneficially owns, and the percentage of outstanding shares owned by each nominee. Information is also provided concerning the committees of the board of directors.


            REASONS FOR ELECTING INDEPENDENT DIRECTORS

     The Committee believes that Judge Mikva and Senator Simon offer precisely the kind of experience and judgment that holders of Maxxam common stock need to enhance the value of their Maxxam investment. Judge Mikva has a broad range of experience as a lawyer, elected representative, judge and mediator, with high-level service in all three branches of the federal government. Senator Simon had a successful career in business before devoting himself to public service, and he currently serves on the board of directors of the Chicago Mercantile Exchange and Penn-American Group, Inc., a company traded on the New York Stock Exchange with its primary operations in insurance. The Committee believes that this experience would be very helpful at a company that has been surrounded by controversy for years on various fronts.

     The past year has seen the following events:

     On July 5, 1999, an explosion destroyed much of Kaiser's Gramercy, Louisiana alumina facility, injuring 29 workers and leaving six severely injured, including one who is now blind.
The explosion covered workers in boiling lye and showered the surrounding community with asbestos, lye and red mud. Kaiser had been operating this plant and four other plants using replacement workers after it decided to lock out 2900 workers represented by the USWA in January 1999.

      The federal Mine Safety and Health Administration
("MSHA") levied $533,000 in fines against Kaiser for 21 civil violations, including operating the plant beyond its limits, lack of worker training and "management's failure to identify hazardous conditions and unsafe practices and to initiate actions to correct these conditions and practices." The fine is the largest ever assessed by MSHA for a non-fatal accident. THE WALL STREET JOURNAL reported in March 2000 that MSHA has launched a probe into whether the company should be charged with criminal violations as a result of the explosion (permission of publication and author neither sought nor obtained).

     Owing to the extensive damage to the facility, Kaiser expects production to remain completely curtailed until some partial production begins in the third quarter of 2000. Full production is not expected to resume until the first quarter of 2001 at the earliest.

     Since Kaiser's labor dispute began, Kaiser's Mead plant in Spokane, Washington has been fined $169,200 by the State of Washington's Department of Ecology for violations of state air emission and water quality laws.

     Maxxam's Pacific Lumber subsidiary remains a focus of controversy and litigation:

  -- Three pending lawsuits claim that Company logging operations have damaged neighboring property and property values; these suits seek unspecified monetary damages, and ask the court to enjoin certain future timber operations of the Company.

  -- A wrongful death suit, filed in September, 1999, seeks unspecified damages based on allegations that Pacific
     Lumber's conduct and policies led to an incident in which an employee killed a young man by felling a tree on top of him.

  -- The Sierra Club and the Environmental Protection
     Information Center ("EPIC")
     have sued to block logging on a piece of Company property that is surrounded on three sides by the newly created Headwaters Reserve, alleging the modifications in the plan did not receive appropriate environmental review.

  -- On March 31, 1999, EPIC and Sierra Club sued to stop implementation of the
     Pacific Lumber Sustained Yield Plan ("SYP"), the Company's comprehensive plan for logging operations over the next 120 years, claiming that the plan violates both California's Environmental Quality Act and Endangered Species Act.

  -- Also on March 31, 1999, Don Kegley and the United
     Steelworkers of America filed a separate lawsuit challenging the SYP on the grounds that it fails to provide for sustained timber production and harvesting over time.
     Additional information on this action is supplied below in the "Solicitation" section of this proxy statement.

  -- EPIC and Sierra Club have also filed a Notice of Intent to Sue challenging the
     Company's Habitat Conservation Plan, on the grounds that it does not meet the requirements of the federal Endangered
     Species Act.

     No determination has been made at this time as to the merits of any of these cases, and in each instance a final judgment will be determined in a court of law.

     The Committee also believes that electing these independent candidates is important, given the Company's failure over the past year to capitalize on the so-called "Headwaters Agreement." Under this Agreement, into which the Company entered on March 3, 1999, Maxxam received an extraordinary payment of $380 million in cash and property from the United States and the State of California, as payment for the sale of 5,600 acres of forest land owned by Pacific Lumber Company in northern California. But despite Maxxam's recognition of a $239 million gain in the Headwaters transaction, shareholders have seen relatively little benefit from the Headwaters Agreement. The Company reported significant operating losses and a relatively small amount of net income, and, approximately one year after consummation of the Headwaters Agreement, Maxxam stock price is where it was five years ago.

     Similar opportunities may come along in the near future.
The California legislature has authorized an expenditure of $79.7 million for additional Pacific Lumber properties in the Headwaters area of northern California, and the legislature has allocated an additional $20 million towards the purchase of even more property. The Committee questions whether, based on the experience to date, the board would use those resources to maximize shareholder value.

     Unfortunately, Maxxam's problems go back for more than just the past year, and some long-standing issues that were unresolved last year are still unresolved.

     Maxxam faces potential liabilities in two separate legal proceedings based on the failure and subsequent $1.6 billion bailout of United Savings Association of Texas, a savings and loan association that Maxxam is alleged to have controlled.

     Maxxam and Charles Hurwitz, the Company's Chief Executive Officer and Chairman of the Board, are respondents in an action brought by the Office of Thrift Supervision ("OTS"), an agency of the United States Department of the Treasury, seeking $821,000,000 in restitution. Maxxam has agreed to indemnify Mr. Hurwitz and several other respondents in this action, which could result in significant exposure for restitution and penalties. That case is being litigated before an administrative law judge, who is expected to rule later this year. No determination as to the merits of this case has been made at this time, and a final judgment will be determined in an appropriate administrative proceeding (In the Matter of United Savings Association of Texas).

      In addition, Mr. Hurwitz is currently defending a lawsuit brought by the Federal Deposit Insurance Corporation ("FDIC"), which alleges that Mr. Hurwitz breached his fiduciary duties in connection with United Savings Association of Texas, in which both Maxxam and Mr. Hurwitz held substantial interests. Among other things, the FDIC charges that Mr. Hurwitz engaged in "a pattern of deceptive financial reporting and balance sheet manipulation" (Complaint, FDIC v. Hurwitz, paragraph 16, filed August 2, 1995 in the United States District Court for the Southern District of Texas). The suit, which originally sought damages in excess of $250,000,000, now seeks unspecified damages relating to any amounts that OTS does not collect in the suit described above from the Company or from Federated Development Company, a New York business trust of which Mr. Hurwitz is Chairman of the Board and CEO. According to Maxxam's filings with the Securities and Exchange Commission, Maxxam may have to indemnify Mr. Hurwitz for any or all restitution ordered or penalties imposed in this action. No determination as to the merits of this case has been made at this time, and a final judgment will be made in a court of law. These suits and related litigation have already been costly to the Company, which has paid approximately $40,000,000 in litigation expenses, including Mr. Hurwitz's expenses. (For an additional discussion of this litigation, see "Solicitation" below.)

     These are not isolated incidents, for allegations of fiduciary lapses have surrounded Maxxam's CEO and Chairman, Mr. Hurwitz, in other litigation as well. In April 1997 the Delaware Court of Chancery ruled in a case brought by minority Maxxam shareholders that Mr. Hurwitz had engaged in self-dealing in connection with loans that were not found fair to the Company. Following this finding of liability, the case was settled for approximately $20 million, the plaintiffs having sought $27 million. In its April 1997 ruling for the shareholder plaintiffs on liability issues, the Delaware Court found that the defendants, including Mr. Hurwitz, had failed to show the fairness of a 1987 loan that Maxxam made to Mr. Hurwitz's private business trust. The Court also ruled that the defendants had failed to demonstrate the fairness of a 1991 transaction in which Mr. Hurwitz's trust sold to Maxxam the underlying collateral, and Maxxam then forgave the loan (In re: Maxxam Inc./Federated Development Shareholders Litigation).

     There remains as well the fact that Maxxam's Kaiser Aluminum
Corp. subsidiary is embroiled in a serious labor dispute, the longest in Kaiser's history. The Committee believes that this dispute and the associated costs were avoidable.

      On September 30, 1998, approximately 2900 workers represented by the USWA, a participant in this solicitation, went on strike at five plants operated by Kaiser Aluminum & Chemical Corporation ("KACC"), which is wholly owned by Kaiser. The strike began upon the expiration of the existing contract on that date, with the USWA protesting what it viewed as unfair labor practices by the Company, and with the parties unable to resolve differences on various issues, including job security and pensions. On October 14, 1998, the USWA filed an unfair labor practices charge with the National Labor Relations Board ("NLRB"), alleging that KACC had violated its duty to bargain, had bargained in bad faith, and discriminated against workers for going on strike. On July 16, 1999 the Oakland Regional Office of the General Counsel of the NLRB dismissed the above charge. On September 23, 1999, the USWA appealed the Oakland Office's dismissal to the General Counsel's Office of Appeals. On April 26, 2000 the NLRB General Counsel's Office of Appeals reversed that dismissal in part and directed the Oakland Regional Office to prepare a complaint charging KACC with violating the National Labor Relations Act as a result of the lockout. A determination by the NLRB that the lockout is unlawful could subject KACC to potential gross back pay liability of as much as $3 million per week from January 14, 1999. No adjudication of liability has been made, and a final decision will be made by the NLRB, which could be appealed to court.

      KACC continued to operate these plants since October 1, 1998 using replacement employees. On January 13, 1999, the USWA made an unconditional offer to return to work. On January 14, 1999, KACC refused that offer, locked out its workforce at these five plants, and chose to continue operating with replacement employees. KACC has explained its refusal to accept the USWA return-to-work offer on the ground that KACC is acting "in support of its bargaining position," and KACC officials have expressed concern that such a return to work would be under the terms of the expired contract and that in the absence of a new contract that contained a "no strike" agreement, KACC might be susceptible to a strike. Kaiser Aluminum, which produced 88.4% of Maxxam's 1999 revenues and accounted for approximately 71.5% of its total assets as of December 31, 1999, reported a net loss of $54.1 million for 1999 and a net loss of $38.9 million for the 4th quarter of 1998.

     Negotiations regarding the labor dispute resumed in April 1999 and are still continuing. According to KACC, they have been "constructive," and both parties "have agreed to continue meeting on a regular basis to work toward a settlement," although no collective bargaining agreement has been reached.

                          *     *     *

     In the Committee's view, this history does not suggest that Maxxam is a well-managed company whose affairs are overseen by a capable, independent board of directors. The Committee believes that the current problems justify the step of electing truly independent directors, even if those candidates do not have the current management's support. The Committee does not believe that the current board of directors can be relied upon to exercise the sort of effective oversight that is needed to adequately protect the interests of Maxxam's holders of common stock.

      The Committee notes too that in April 2000 the trustees of the California Public Employees' Retirement System ("CalPERS"), which owns approximately 3.2% of Maxxam common stock, announced that it voted to support the election of Judge Mikva and Senator Simon to the Maxxam board. CalPERS is not a member of the Committee and is not a participant in this solicitation. In addition the New York State Common Retirement Fund has endorsed Judge Mikva and Senator Simon; the Fund is not a Committee member or a participant in this solicitation.

                          *     *     *

THE COMMITTEE THEREFORE ASKS THE HOLDERS OF MAXXAM COMMON STOCK
TO VOTE FOR ABNER J. MIKVA AND PAUL SIMON TO SERVE ON THE BOARD
OF DIRECTORS.


            THE CUMULATIVE VOTING PROPOSAL (ITEM 2)

      The Committee further urges that the shareholders of Maxxam Inc. adopt the following resolution (which is accompanied by the proponents' "Supporting Statement"), which is sponsored by the As You Sow Foundation, a participant in this solicitation, and John C. Harrington:

     "RESOLVED: The shareholders request that the board of directors take steps to provide for cumulative voting in the election of those directors elected solely by holders of common stock. Cumulative voting means that each holder of common stock may cast as many votes as equal the number of shares held, multiplied by the number of common directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates."

                     SUPPORTING STATEMENT

     Cumulative voting allows a significant group of stockholders to elect a Director or Directors of its choice -- safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

     In our view, cumulative voting for Maxxam's Common Directors is needed because Maxxam's two-tier stock structure allows preferred stock to outvote common stock ten to one. Maxxam's CEO and affiliates control nearly all preferred stock and approximately 37% of common stock, giving the CEO almost complete control of Board elections and policy.

     We believe that Maxxam suffers from excessive CEO control of Board affairs. This year, Corporate Board

Member magazine identified Maxxam's Board as one of the five worst in America. We believe subsequent events demonstrate increasing need for a minority shareholder voice on the Board.

     Maxxam has shown operating losses for some time, with a 1998 net loss of $57.2 million, or $8.17 per share. We believe only the recent consummation of the Headwater Agreement allowed the company to report net profits in the first nine months of 1999.

     This gain, moreover, may be short-lived. In 2000 the U.S. Treasury Office of Thrift Supervision Director is expected to issue an order on approximately $820 million in federal claims against Maxxam, CEO Hurwitz and a Hurwitz business trust. Maxxam is indemnifying Mr. Hurwitz in this case and has paid $40 million in this and related litigation, including Mr. Hurwitz' expenses.

     In our view, company operating practices continue to be mired in needless controversy and expensive litigation. Inability to secure regulatory approval for timber harvest plans has adversely affected the company's forest products segment and reduced net sales. Meanwhile, the Headwaters Agreements are being challenged in court as allowing too much logging.

     The Company's Kaiser Aluminum division remains troubled. An expensive, and we believe avoidable, labor dispute began in September 1998. Since then, Washington State fined Kaiser $250,000 for air pollution violations. In July 1999 Kaiser's Gramercy, Louisiana plant exploded, injuring employees and showering caustic debris on the surrounding area. Numerous property claims have been filed. The Gramercy plant remains closed, with civil and/or criminal fines and penalties possible. In light of these significant challenges facing the company, we believe Maxxam's minority shareholders need cumulative voting to protect their interests and give them a voice. Last year's cumulative voting resolution received nearly 14% of the vote.

     Safeguard your investment.  Vote FOR cumulative voting.

                          *     *     *

      The Committee notes that Maxxam's proxy materials term "misleading" the statement in the proponents' Supporting Statement that the Company has shown operating losses "for some time." The Company states that it "has had operating income in every year other than one since 1994." In response the Committee would note that the Company suffered net losses in four out of the seven years between 1992 and 1998 and would have shown an overall net loss for 1999 but for the one-time $239.8 million gain on sale of Headwaters Timberlands, as well as a pre-tax $85 million gain on insurance proceeds following the 1999 explosion at a Kaiser plant in Louisiana, as discussed above.

          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
      RECOMMENDS A VOTE FOR THE CUMULATIVE VOTING PROPOSAL.


            THE DECLASSIFIED BOARD PROPOSAL (ITEM 3)

     The Committee further seeks your support for the following proposal, which has been submitted by Brent Blackwelder and is accompanied by the "Supporting Statement" submitted by Mr. Blackwelder to Maxxam for inclusion in the Company's proxy materials:

     "RESOLVED: Maxxam, Inc. shareholders request that the Board of Directors change the election of all directors who are elected by the holders of common and preferred stock voting together (General Directors), by providing that, at future Board elections, such new directors be elected annually and not for staggered terms. This declassification of General Directors shall not affect the separate election of Common Directors as provided in the Articles of Incorporation and shall be phased in in a manner that does not affect the unexpired terms of Directors previously elected."

                      SUPPORTING STATEMENT

     This proposal encourages the board to reorganize itself so that each General Director would stand before the shareholders for re-election annually. Currently, shareholders can only vote on one-third of the board at any given time. We believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. In our view, when directors are accountable for their actions yearly, they and the company perform better. We believe that shareholders deserve a greater level of accountability given Maxxam's disappointing financial performance, and what we perceive as its poor stewardship of critical natural and human resources. For example,

  -- According to Institutional Shareholder Services,
     "There is no dispute that [Maxxam's] performance has been poor for many years relative to its peers." Seven out of the ten S&P 1500 Paper & Forest Products Companies and two-thirds of the S&P 1500 Aluminum companies outperformed Maxxam in the five year period ending December 21, 1999. Recently, Maxxam trailed the S&P 1500 Aluminum and Paper & Forest Products Sector Scorecards for the one and two-year periods ending December 21, 1999.

  -- We believe that Maxxam's environmental, health and safety practices continue to attract legal action and public criticism, and contribute to lagging financial performance. Maxxam's 1999 third quarter 10-Q mentions four forestry-related lawsuits, 96,000 pending asbestos claims, and 30 lawsuits stemming from the explosion of Kaiser's Gramercy, Louisiana alumina refinery.

  -- We believe that Kaiser's troubled labor relations have serious ramifications for its operating costs. Currently, the Company buys discount power from Bonneville
     Power Authority, which is reviewing its rates. Washington Governor Locke has endorsed withholding power discounts from companies with environmental, labor or community problems. At full rates, power costs could increase 50%, and could seriously reduce Kaiser's competitiveness.

     In light of such events, we believe that our Company's leadership is in urgent need of greater accountability. Board classification insulates its directors from immediate challenge. We believe that requiring all directors to stand for election every year is one of the best ways to hold the board and individual directors accountable.

     At the 1999 Maxxam annual meeting, approximately half of the shares not owned or controlled by CEO Hurwitz and/or his affiliates voted in support of annual election of the General
Directors.  This year, we urge you to join us in VOTING TO
DECLASSIFY the terms of election, as a powerful tool for management incentive and accountability.

                          *     *     *

      The Committee notes that a classified board may prevent the occurrence of certain transactions, including acquisitions, that may be in the best interest of shareholders. Also, there is no assurance that elimination of the staggered board would produce greater management incentive or improve operating results. Moreover, even if all directors were to be elected annually, the Company has adopted pursuant to Delaware law an anti-takeover "rights agreement" of the sort commonly known as a "poison pill." Rights agreements seek to deter takeover attempts by making them expensive to execute, thus inducing a would-be acquirer to negotiate with the board.

         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
   RECOMMENDS A VOTE FOR THE DECLASSIFIED BOARD PROPOSAL.


            THE INDEPENDENT BOARD PROPOSAL (ITEM 4)

     The Committee further seeks your support for the following proposal, which has been submitted by the Rose Foundation for Communities and the Environment, a participant in this solicitation, and Nell Minow. The resolution is accompanied by the "Supporting Statement" submitted by the Rose Foundation and Ms. Minow for inclusion in the Company's proxy materials:

     "RESOLVED: the shareholders request the board of directors take steps to provide that a majority of all board members shall be 'independent.'

     "For purposes of this resolution, an independent director is one who:
  -- has not been employed by Maxxam or an affiliate in an
     executive capacity for the past five years;
  -- is not a member of a firm that is one of Maxxam's paid
     advisors or consultants;
  -- is not employed by a significant Maxxam customer or
     supplier;
  -- does not have personal services contracts with Maxxam or an affiliate;
  -- is not employed by a non-profit entity that receives
     significant contributions from Maxxam;
  -- is not a relative of an executive of Maxxam or an affiliate; -- is not part of an interlocking directorate in which the CEO or other executive officer of Maxxam serves on the board of another corporation that employs that director; and
  -- does not have any personal, financial and/or professional relationships with the CEO or other executive officer that could interfere with the exercise of independent judgment by such director."

                      SUPPORTING STATEMENT

     This proposal seeks to establish a level of independence that we believe will permit clear and objective decision making in the best long term interest of all shareholders. Two of Maxxam's five directors are company insiders; a third has long been associated with CEO Hurwitz as his attorney and trustee of Hurwitz' personal business trust. Maxxam thus falls far short of the level of independence proposed. In our view, board dominance by insiders and people having other significant management ties can raise questions about whether a board is giving priority to management's interest at the shareholders' expense. According to a committee of the Business Roundtable, an association of leading corporate CEOs:

    "Boards of Directors at large publicly held corporations should be composed predominately of independent directors who do not hold management responsibilities within the corporation... In order to underscore their independence, non-management directors should not be dependent on the companies on whose boards they serve."

Maxxam's stock trails the S&P Aluminum and S&P Paper and Forest Products Indices for one and two-year periods ending December 21, 1999. Maxxam lost $57,200,000 in 1998, reporting operating losses of $56,900,000 in the first three quarters of 1999. The company will likely avoid a net loss in 1999 only because of the Headwaters sale. We believe an independent board could better evaluate and deal with factors contributing to these losses, which may include ongoing labor and environmental controversies. An independent board is also important at this time, as an administrative law judge is currently reviewing a suit brought by the federal government seeking $820,000,000 from Maxxam and Maxxam's CEO for the failure of a savings and loan Maxxam allegedly controlled. We believe an independent board could best consider how to deal with this serious matter, including exploring settlement options that may be in the best interests of all Maxxam shareholders. Please vote FOR this resolution.

                          *     *     *

     The Committee recommends a vote FOR the Independent Director
Resolution. If anything, recent developments have underscored the need for an independent board at this Company.

      On January 24, 2000, Business Week Magazine, for the second time in just over two years, identified Maxxam's board as among the 25 worst in the nation, describing it as a "small, cozy board, dominated by CEO." (Consent of publication not sought or obtained) Maxxam's Board currently is composed of the following individuals:
  -- Mr. Charles E. Hurwitz is Chief Executive Officer and a controlling shareholder of Maxxam.
  -- Mr. Paul N. Schwartz, Maxxam's President, is also Chief Financial Officer, and Chief Operating Officer of Maxxam.
  -- Mr. Ezra G. Levin and his law firm acted as counsel for various corporate enterprises associated with CEO Hurwitz for more than 25 years, and Mr. Levin was trustee of CEO Hurwitz' personal business trust from 1974 to 1995.
  -- Mr. Stanley D. Rosenberg has been Mr. Hurwitz's business associate and attorney for 25 years. Although

Mr. Rosenberg has served on the Maxxam's board since 1981 he recently stated under oath that he did not clearly understand the ownership structure of Maxxam's two major subsidiaries, Pacific Lumber Company and Kaiser Aluminum, although Kaiser's sales constituted 88% of Maxxam's revenues in 1998 and 1999.

  -- Mr. Robert J. Cruikshank, has served seven one year terms on Maxxam's board, each time nominated by a committee without independent members.

     In March 2000, the Company proposed expanding the size of the board to seven members and nominated the two following individuals to serve in addition to the five incumbents named above:
  -- J. Kent Friedman, who has served as Maxxam's General Counsel since December 1999 after previously serving as the Company's outside counsel.
  -- Michael J. Rosenthal, Chairman and President of M.J. Rosenthal and Associates, Inc., an investment company.

     We believe that adding the two new board members proposed by the Company would not give the board the independence needed to address Maxxam's financial problems and to overcome the legal and regulatory challenges facing the Company.


                       VOTING PROCEDURES

     The Company's proxy statement and proxy card include the Cumulative Voting Proposal, the Declassified Board Proposal and the Independent Board Proposal, but not the names of Abner J.
Mikva and Paul Simon, our nominees for Common Director.

     Even if you have already returned a proxy to the Company using the Company's proxy card, you can still cast your vote for Judge Mikva or Senator Simon or both, and for any or all of the three shareholder proposals described herein, by signing and returning the enclosed BLUE proxy card. See the discussion in "Revocation Rights" below.

     The presence, in person or by proxy, of the holders of shares of the Company's capital stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes (i.e., shares held in street name as to which the broker, bank or other nominee has no discretionary power to vote on a particular matter, has received no instructions from the persons entitled to vote such shares and has appropriately advised the Company that it lacks voting authority) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld or broker non-votes will be excluded entirely from the vote and will have no effect on the outcome. Abstentions may not be specified in the election of directors.

     A stockholder may, with respect to each other matter specified in the notice of the meeting, including the Cumulative Voting Proposal, the Declassified Board Proposal and the Independent Board Proposal, (I) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of the other matters presented, including the Cumulative Voting Proposal, the Declassified Board Proposal and the Independent Board Proposal. Shares represented by proxies that are marked "ABSTAIN" on such matters and proxies relating to broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. Such shares, however, will not be treated as shares voting and therefore will not affect the outcome of the vote on matters such as the Cumulative Voting Proposal, the Declassified Board Proposal and the Independent Board Proposal. The Cumulative Voting Proposal, the Declassified Board Proposal and the Independent Board Proposal are advisory in nature and cannot be implemented without board approval.

     Unless otherwise directed on the enclosed BLUE proxy card, as more fully described below, the Committee will vote FOR Mr. Mikva and FOR Mr. Simon to serve as two of the Common Directors chosen by the holders of common stock (Item 1); we will also vote FOR the Cumulative Voting Proposal (Item 2); FOR the Declassified Board

Proposal (Item 3) and FOR the Independent Board Proposal
(Item 4) described herein.

     The accompanying BLUE Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on the card. You may vote FOR the election of Mr. Mikva, Mr.
Simon, or both as Common Directors,

or you may withhold authority to vote for the election of Mr. Mikva, Mr. Simon, or both by marking the proper box or boxes on the BLUE Annual Meeting proxy card. It will not be possible to vote on the election of J. Kent Friedman or Ezra J. Levin, who have been nominated by the board of directors to serve as General Directors to be chosen by holders of common stock and preferred stock, voting together, by using the BLUE Annual Meeting card. Nor will it be possible to use the BLUE Annual Meeting proxy card to vote on the election of Robert J. Cruikshank, Stanley D. Rosenberg or Michael J. Rosenthal, who have been nominated by the board of directors to serve as Common Directors to be chosen by holders of common stock. As required by SEC Regulation 240.14a-4(d)(iv), the Committee hereby states that there is no assurance that the registrant's nominees will serve if elected with any of the soliciting parties' nominees. However, we have no reason to believe that they will not serve.

IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE ELECTION OF MR. MIKVA AND MR. SIMON AS COMMON DIRECTORS (ITEM 1), AS WELL AS FOR THE CUMULATIVE VOTING PROPOSAL (ITEM 2), THE DECLASSIFIED BOARD PROPOSAL (ITEM 3) AND THE INDEPENDENT BOARD PROPOSAL (ITEM 4), PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.


                        REVOCATION RIGHTS

     You may revoke a proxy vote any time before the tally by (1) executing a later proxy card, (2) appearing at the meeting to vote, or (3) delivering to the proxy holder or to the Company's secretary written notice of revocation prior to the date of the meeting. The Company's secretary is Bernard L. Birkel, and Maxxam's offices are located at 5847 San Felipe, Suite 2600, Houston, Texas 77057, telephone (713) 975-7600, fax (713)
267-3702.

     The Committee will keep the content of all cards it receives confidential from everyone except those working directly with us and our staff until the annual meeting, at which time our cards must be presented to the company's tabulator in order to be counted.


                           SOLICITATION

      The participants in this solicitation are the Rose Foundation, 6008 College Avenue, Suite 10, Oakland, California 94618; its President, Jill Ratner, who owns 90 shares of Maxxam common stock as tenant in common with Rose Foundation Executive Director Thomas W. Little; Rose Foundation staff, including Carla Din and Karla James; the United Steelworkers of America, 5 Gateway Center, Pittsburgh, Pennsylvania 15222, which owns 1002 shares of Maxxam common stock (two shares purchased on December 14, 1998 and 1000 shares purchased on March 3, 1999); USWA staff, including David Foster and Scott Adams; the Committee's two nominees, Judge Mikva, who owns 50 shares (purchased on March 17,
2000), and Senator Simon, who owns 100 shares (purchased on March 20, 2000); As You Sow Foundation, which owns 100 shares purchased in 1996, and Michael Passoff; and Dorset Management Corp., which does not own any shares.

      Proxies will be sought by mail, facsimile, telephone and personal interview. The Rose Foundation and USWA will bear the cost of this solicitation, expected to be $50,000, and to date they have expended approximately $25,000. The Committee will not seek reimbursement from the Company for the costs of the solicitation.

       The Rose Foundation has engaged in advocacy and public education efforts seeking to preserve the Headwaters Forest area in northern California, which is owned by Pacific Lumber Company, a Maxxam subsidiary, and which contains several thousands of acres of old-growth redwood trees. The Headwaters Forest area encompasses slightly more than 50,000 acres of company property, or roughly one quarter of the forest land currently owned by Pacific Lumber. (This estimate is derived from Pacific Lumber's statement in its 1998 Habitat Conservation Plan, prepared prior to consummation of the Headwaters Agreement, that it owns 61,000 acres in the Headwaters Forest area and excludes the 7400 Headwaters Forest Reserve now owned by the Federal Government pursuant to that Agreement.) In March 1999, Maxxam, the United States and the State of California reached final agreement on the so-called "Headwaters Agreement," under which Maxxam received an extraordinary payment of $380 million in cash and property in return for the sale of 5600 acres of redwoods, including 3000 acres of old-growth redwoods. An additional 1984 acresc will be acquired in the future, and a Habitat Conservation Plan approved by the U.S. Department of the Interior establishes conditions under which Pacific Lumber can log on 210,000 acres of nearby land.

     The Rose Foundation and its Headwaters Acquisition and Restoration Trust have solicited contributions that would be used towards purchasing areas of the Headwaters Forest that are not acquired by the federal government or the State of California, in the event that Maxxam should decide to make any such properties available and should a willing buyer be found. To date, the Rose Foundation and its Headwaters Acquisition and Restoration Trust have received $5,679.37 in cash plus a $5 million pledge that could be used for that purpose. The Rose Foundation does not plan to acquire any such properties on its own behalf, nor is the Rose Foundation acting on behalf of any potential buyer and would not directly benefit from any such acquisition.

      For several years, the Rose Foundation has advocated settlement of pending claims in which the U.S. Treasury Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC) are seeking approximately $820 million in restitution, damages and penalties from the Company in connection with the failure of United Savings Association of Texas ("USAT"), a savings and loan in which the Company held a significant interest and which the Office of Thrift Supervision alleges the Company controlled. (see "Reasons for Electing Independent Directors" above). The Rose Foundation has urged the company to offer, and urged the federal agencies to accept, a settlement built around approximately 10,000 to 20,000 acres in the Headwaters Forest area on which logging is now significantly restricted by agreements between the Company and state and federal regulatory agencies. In an effort to enhance FDIC's and OTS's willingness to consider this kind of settlement, which the Rose Foundation believes to be in the best interest of the Company, the Rose Foundation is currently seeking Congressional enactment of legislation which would clearly authorize FDIC to transfer such property to a sister federal agency if the parties were able to agree upon a property settlement of this kind.

      In 1993, four years after the FDIC gave notice of its belief that it had a claim growing out of the 1988 USAT collapse, and after the media had reported a proposal to have the FDIC accept certain Pacific Lumber forest lands in the Headwaters Forest area to resolve potential FDIC claims related to USAT, the Rose Foundation undertook an analysis of such a "debt for nature" swap to resolve the potential FDIC claims. In 1994 the Rose Foundation shared its written and oral analysis with the FDIC and urged the FDIC to seek in litigation the transfer of certain property in the Headwaters Forest area to resolve USAT-related claims. The Rose Foundation also encouraged others to write the FDIC urging similar action. The FDIC filed its pending action against Mr. Hurwitz in August 1995.

       In October 1994 OTS began its own investigation of the USAT failure and filed the currently pending action against Maxxam, Mr. Hurwitz and others in December 1995. At various times in 1995 the Rose Foundation, in written and oral communications with federal officials, urged exploration of a global settlement of FDIC claims and any potential OTS claims involving a Headwaters Forest property transfer. The Rose Foundation did not contact the OTS directly until after the OTS case had been filed in December 1995. It is possible that the Rose Foundation's advocacy of a proposed property transfer to resolve USAT-related claims may have contributed to either or both of the FDIC and OTS actions being brought against Maxxam and/or Mr. Hurwitz.


      In September 1996, before any agreement on the Headwaters Forest area had been reached, and at a time when Pacific Lumber had announced plans to log old-growth forest lands in the Headwaters area, the Rose Foundation urged the U.S. Office of Thrift Supervision to issue a temporary cease-and-desist order in OTS's pending case against Maxxam, Mr. Hurwitz and others (see "Reasons for Electing Independent Directors" above). The Rose Foundation recommended this action as a way to prevent these assets from being liquidated, a step that would have reduced the value of those properties to conservation-oriented buyers, including government agencies. OTS did not seek such an order. Had such an order been imposed, it could have had a materially adverse impact on the Company, in that all significant Company financial transactions and any liquidation of significant assets would have required approval of a court or monitor. Later that month, Maxxam, the United States and the State of California announced an agreement in principle on the Headwa-ters area, which was finalized as the Headwaters Agreement in March 1999. The Rose Foundation did not renew its proposal for a cease-and-desist order after the September 1996 agreement. In addition, Jill Ratner, the Rose Foundation's President, provided legal advice to Robert Martel, the "relator" or plaintiff in a False Claims Act suit naming Maxxam as a defendant which was dismissed as frivolous, with attorneys' fees assessed against Mr. Martel, based on the Court's determination that Mr. Martel lacked standing as a False Claims Act relator, although Ms. Ratner did not appear as an attorney in that or any other litigation adverse to the Company.

       In June 1995 the Rose Foundation contacted the United States Fish and Wildlife Service expressing concerns about the possible impacts of logging operations in the Blanton Creek and Yager Creek watersheds on Company property in the Headwaters Forest area and encouraging the Service to ensure that Pacific Lumber Co. complies with federal and state laws protecting endangered species. The Rose Foundation testified at public hearings on the scope and preparation of environmental documentation required under the National Environmental Policy Act, the Endangered Species Act and state environmental statutes in connection with the Headwaters sale, encouraging relevant agencies, including the Fish and Wildlife Service, to consider the comparative impacts of a variety of forest management approaches, and encouraging relevant agencies to require documentation of the infeasibility of rejected environmentally preferable alternatives. In addition, at several points starting in 1995 the Rose Foundation wrote letters to the Service in an effort to seek support for settlement of USAT-related claims in a way that preserves old-growth timber in the Headwaters Forest area.

     The USWA is a collective-bargaining representative of employees at, inter alia, steel and aluminum mills located throughout the United States, including employees of Kaiser Aluminum & Chemical Corporation ("KACC"), which is wholly owned by Kaiser Aluminum Corporation, 63 percent of whose outstanding common stock is owned by Maxxam. The USWA is currently involved in a labor dispute with KACC involving five of its plants: the Trentwood Plant in Spokane, Washington; the Mead Plant in Spokane, Washington; the Gramercy Plant in Gramercy, Louisiana; the Newark Plant in Newark, Ohio; and the Tacoma Plant in Tacoma, Washington, where 2900 USWA members were locked out by management in January 1999. The details of that dispute are described more fully above ("Reasons for Electing Independent Directors").

     Independently of this matter, the USWA and one of its members filed a complaint in California state court on March 31, 1999 against the California Department of Forestry and Fire Protection, challenging one aspect of the Headwaters Agreement, which was described earlier in this section. In particular, the USWA suit seeks to prohibit the CDF from approving any Timber Harvesting Plan that relies in any manner upon a Sustained Yield Plan (the "Plan") that was proposed by Pacific Lumber Co. and its subsidiaries, Scotia Pacific Lumber LLC and Salmon Creek Corporation, and approved by CDF on March 1, 1999 as part of the Headwaters Agreement. Specifically, the complaint alleges that the approved Plan authorizes an unsustainable high harvest of timber in the short term, without consideration of the long-term impact of such harvest levels on the economic vitality and employment in the region. The complaint alleges that this result violates California state law, which is said to require "maximum sustained production of high-quality timber products while giving consideration to regional economic vitality and employment at planned harvest levels during the planning process." No final determination has been made about the allegations in this suit.

     The USWA has identified Pepsi Bottling Group, Anheuser Busch, Boeing and Daws Better Built in consumer alert initiatives designed to dissuade the above companies from purchasing Kaiser metal. Pepsi and Anheuser Busch have ceased purchasing Kaiser metal.

     The USWA supports passage of the Extended Unemployment Benefits Bill in the state of Washington that would provide a 30 week extension of unemployment coverage to workers who have been locked out of their jobs in that state. Under the bill passed by the State Senate, a company locking out workers would pay the cost of benefits.

     The Bonneville Power Administration ("BPA") is considering whether to implement a "Good Corporate Citizen Clause" when awarding subscription power sale contracts to direct service industries ("DSI"). The USWA supports the implementation of the clause, as have public officials, including Washington Governor Gary Locke. Kaiser operates aluminum smelters and has benefitted
from discounted power from the BPA as a DSI.   To qualify for
below-market power, the clause would require DSIs to observe basic standards of conduct as embodied in federal, state and local laws, regulations, and orders. Kaiser might not qualify for discounted power if the BPA should adopt this measure.


    RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
     OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

     Information on these subjects appears in the Company's proxy statement.


             SHAREHOLDER PROPOSALS FOR 2001 MEETING

      Proposals that shareholders intend to present at the
2001 annual meeting of stockholders (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Proxy Rules of the SEC) must be received by the Company no later than January 1, 2001 to be presented at the meeting. Proposals from shareholders owning over $2,000 in stock for over one year that are submitted under Rule 14a-8 for inclusion in the Company's proxy materials must be received by the Company by January 1, 2001. Any such stockholder proposals must be sent to the Company's Secretary at its executive offices
at 5847 San Felipe, Suite 2600, Houston, Texas   77057.


PLEASE VOTE FOR ABNER J. MIKVA AND PAUL SIMON AND FOR THE
CUMULATIVE VOTING PROPOSAL, THE DECLASSIFIED BOARD PROPOSAL, AND
THE INDEPENDENT BOARD PROPOSAL.

                                   Sincerely,


                                   The Committee of Concerned
                                   Maxxam Shareholders



             For additional Information Please Call
             Committee of Concerned Maxxam Shareholders
                           Scott Adams
                     Toll Free (877) 634-6546
                                or
                      Collect (510) 655-8248

                           MAXXAM INC.
               2000 ANNUAL MEETING OF SHAREHOLDERS
                   THIS PROXY IS SOLICITED BY
         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS

     The undersigned shareholder of Maxxam Inc. hereby appoints each of Scott Adams and Jill Ratner, with full power of substitution, for and in the name below, all shares of common stock of Maxxam Inc. that the undersigned is entitled to vote if personally present at the 2000 Annual Meeting of Shareholders of Maxxam Inc., to be held on May 24, 2000 at The Power Center, 12401 South Post Oak, Houston, Texas at 8:30 A.M. (local time) or at any adjournment, postponement or rescheduling thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS RECOMMENDS A
VOTE
FOR ABNER J. MIKVA AND PAUL SIMON (ITEM 1), FOR ITEM 2 (THE CUMULATIVE VOTING PROPOSAL), FOR ITEM 3 (THE DECLASSIFIED BOARD PROPOSAL) AND FOR ITEM 4 (THE INDEPENDENT BOARD PROPOSAL).

Item 1:   Election of Directors
          The Committee of Concerned Maxxam Shareholders intend to use this proxy to vote for Abner J. Mikva and Paul Simon, whom they have nominated to serve as two of the Directors to be elected by holders of shares of common stock (the "Common Directors"). By using this card, you will not be able to vote for any of the the Company's three nominees for Common Director (Robert J. Cruikshank, Stanley D. Rosenberg and Michael J. Rosenthal), or on the election of J. Kent Friedman and Ezra J. Levin, the Company's two nominees to be elected by holders of the common and preferred stock, voting together. You should refer to the proxy statement and form of proxy distributed by the Company for the background, qualifications and other information concerning the Company's nominees.

Item 2: To act upon a stockholder proposal, if presented at the meeting, by As You Sow Foundation and John Harrington requesting that the board of directors take steps to provide for cumulative voting in the election of those directors elected by holders of common stock.

Item 3: To act upon a stockholder proposal, if presented at the meeting, by Brent Blackwelder, President of Friends of the Earth, requesting that the board of directors take steps to declassify the board and to provide for the annual election of all General Directors elected by the holders of common and preferred stock voting together.

Item 4: To act upon a stockholder proposal, if presented at the meeting, by the Rose Foundation for Communities and the Environment and Nell Minow, requesting that the board of directors take steps to provide that a majority of all board members shall be "independent."


          /x/ PLEASE MARK VOTES AS IN THIS EXAMPLE

The Committee of Concerned Maxxam Shareholders recommends a vote
FOR Abner J. Mikva and Paul Simon on Item 1, FOR Item 2, FOR Item
3 and FOR Item 4.

     1. Election of Directors

          Abner J. Mikva (for term expiring in 2001)
          Paul Simon (for term expiring in 2001)
          /  / For   /  / Withhold   / / For both except


          _______________________________________________
          For both nominees except as noted above


     2. Proposed resolution submitted by As You Sow Foundation and John Harrington, requesting that the board of directors take steps to provide for cumulative voting in the election of those directors elected by holders of common stock.

          For /  /  Against/  /    Abstain /  /

     3. Proposed resolution submitted by Brent Blackwelder, President of Friends of the Earth, requesting that the board of directors take steps to declassify the board and to provide for the annual election of all General Directors elected by the holders of common and preferred stock voting together.

          For /  /  Against/  /    Abstain /  /

     4. Proposed resolution submitted by the Rose Foundation for Communities and the Environment and Nell Minow requesting that the board of directors take steps to provide that a majority of all board members shall be "independent."

          For /  /  Against /  /   Abstain /  /


WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY
THIS PROXY WILL BE VOTED FOR ABNER J. MIKVA AND PAUL SIMON ON
ITEM 1, FOR ITEM 2, FOR ITEM 3 AND FOR ITEM 4.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF, HEREBY
REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE
UNDERSIGNED.

This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. Securities and Exchange Commission reg. 240.14a-4(d)(iv) requires the following statement on this card: There is no assurance that the registrant's nominees will serve if elected with any of the soliciting party's nominees.


(place mailing label here)



Please date and sign this proxy exactly as your name appears hereon:


Dated:________________________, 2000



____________________________    _______________________________
(Signature)                     (Signature, if held jointly)

                                _______________________________
                                (Title)

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

To vote in accordance with the recommendation of The Committee of Concerned Maxxam Shareholders, just sign and date this proxy. No boxes need to be checked.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
THE ENCLOSED ENVELOPE PROVIDED.



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